EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

As of December 31, 2017

Legal Entity	State or Country of Incorporation
Hughes Satellite Systems Corporation	Colorado
Hughes Communications, Inc.	Delaware
Hughes Network Systems, LLC	Delaware
HNS Participacoes e Empreendimentos Ltda	Brazil
HNS Americas Comunicacoes, Ltda	Brazil
Hughes Telecommunicacoes do Brasil, Ltda	Brazil
EchoStar Satellite Services L.L.C	Colorado
EchoStar Orbital LLC	Colorado
EchoStar Satellite Operating Corporation	Colorado
EchoStar XI Holding L.L.C.	Colorado
EchoStar XIV Holding, L.L.C.	Colorado
EchoStar Corporation	Nevada
Sawatch Limited	United Kingdom
EchoStar Mobile Limited	Ireland
EchoStar Mexico Holdings Corporation	Colorado